October 27, 1999


The Board of Directors
The Bramwell Funds, Inc.
745 Fifth Avenue, 16th Floor
New York, New York 10151

To the Board of Directors:

                  As President of Bramwell Capital Management, Inc. ("BramCap"), I hereby confirm the offer of BramCap to purchase 1 share of the common stock of the Bramwell Focus Fund, a series of The Bramwell Funds, Inc. (the "Company"), par value $.0001 per share, at a price of $10.00 per share for an aggregate price of $10.00. I understand that BramCap will receive upon delivery of the aggregate purchase price of $10.00 to the Company 1 share of the capital stock of the Bramwell Focus Fund ("Focus Fund Share").

                  I hereby acknowledge that BramCap is purchasing the Focus Fund Share for investment and not for distribution, that BramCap has no present intention of selling or transferring the Focus Fund Share and that the Focus Fund Share BramCap is purchasing is a restricted share which cannot be transferred except pursuant to an opinion of counsel that the Focus Fund Share can be sold in compliance with the Securities Act of 1933, as amended, which opinion is acceptable to the Company and its counsel. BramCap agrees that any share certificate which is to be issued shall bear a legend indicating that the Focus Fund Share cannot be sold except as indicated above and that the Company will issue stop transfer instructions to its transfer agent against the free transfer of the Focus Fund Share.



                                     Very sincerely,

                                     BRAMWELL CAPITAL MANAGEMENT, INC.


                                     By:  /s/ Elizabeth R. Bramwell
                                          --------------------------------------
                                          Elizabeth R. Bramwell
                                          President

                                                              October 27, 1999


Elizabeth R. Bramwell
President
Bramwell Capital Management, Inc.
745 Fifth Avenue, 16th Floor
New York, New York 10151

Dear Mrs. Bramwell:

                  The Bramwell Funds, Inc. (the "Company") hereby accepts the offer of Bramwell Capital Management, Inc. ("BramCap") to purchase 1 share of the common stock of the Bramwell Focus Fund, a series of the Company, upon the terms and conditions set forth in BramCap's letter dated October 27, 1999, and in reliance upon the understandings and acknowledgments made in that letter.

                  The Company hereby acknowledges receipt of a check in the amount of $10.00, made payable to the Company in full payment of the purchase price for such shares.

                                     Very truly yours,


                                     THE BRAMWELL FUNDS, INC.


                                     By:  /s/ Mary F. McCollum
                                          --------------------------------------
                                          Mary F. McCollum
                                          Secretary and Treasurer